Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bicapital Corporation

We consent to the use of our report dated May 18, 2017 with respect to the consolidated statements of financial position of Bicapital Corporation as of March 31, 2017 and 2016 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2017 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

KPMG

Panama, Republic of Panama

September 8, 2017